EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of SLS International, Inc., of our report dated February 24, 2006 relating to the consolidated financial statements of SLS International, Inc., as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 included in the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2006. We also consent to the references to us under the heading “Experts” in the Prospectus.

/s/ Weaver & Martin, LLC

Weaver & Martin, LLC

Certified Public Accountants

Kansas City, Missouri

May 1, 2006